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                                                                   EXHIBIT 4.1.1

                          FIRST SUPPLEMENTAL INDENTURE

                                AUGUST 19, 2003

         Reference is made to that certain Indenture, dated March 14, 2001, and as it may be amended and supplemented from time to time (the "Indenture") between American Cellular Corporation, a Delaware corporation (the "Company"), ACC Acquisition LLC, the Subsidiary Guarantors named therein and Bank of Oklahoma, N.A., as successor to The Bank of New York, as successor to the United States Trust Company of New York, as Trustee (the "Trustee"), relating to the issuance by the Company of its 9 1/2% Senior Subordinated Notes due 2009 (the "Notes"). Capitalized terms used without definition herein shall have the meanings given to them in the Indenture.

         WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Indenture under which the Notes were issued, of which $700 million aggregate principal amount are outstanding.

         WHEREAS, holders of $681.9 million of the Notes (the "Noteholders") have agreed to exchange (the "Exchange") their Notes for a pro rata share (based on the principal amount of Notes tendered divided by the outstanding aggregate principal amount of Notes) of an aggregate of $50 million in cash and shares of the Company's Class B common stock, with such shares of the Company's Class B common stock exchanged immediately thereafter for 45,054,800 shares of Dobson Communications Corporation ("Dobson Communications") Class A common stock, and 700,000 shares of a new series of convertible preferred stock of Dobson Communications.

         WHEREAS, by tendering their Notes and agreeing to the Exchange, the Noteholders consented to the amendments contemplated hereby.

         WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, the Company and the Trustee may enter into an amended or supplemental Indenture.

         WHEREAS, in accordance with Section 9.02 of the Indenture, the Company and the Trustee desire to amend certain terms of the Indenture as described below.

         WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

         WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and the Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.

          NOW, THEREFORE, it is mutually covenanted and agreed as follows, for the equal and proportional benefit of all Holders of the Notes.


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1.       Amendments to the Indenture

         Subject to Section 2 hereof, the Indenture is hereby amended in the following respects:

         (a) The following sections of the Indenture shall be deleted in their entirety, together with all references made thereto throughout the Indenture in their entirety, and be of no force and effect:

                  (i)      Section 4.03 Reports

                  (ii)     Section 4.05 Taxes

                  (iii)    Section 4.07 Restricted Payments

                  (iv) Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries

                  (v)      Section 4.09 Incurrence of Indebtedness

                  (vi)     Section 4.10 Future Subsidiary Guarantors

                  (vii)    Section 4.11 Asset Sales

                  (viii)   Section 4.12 Transactions with Affiliates

                  (ix)     Section 4.13 Liens

                  (x)      Section 4.14 Limitation on Layered Indebtedness

                  (xi)     Section 4.16 Offer to Repurchase Upon Change of
                           Control

                  (xii)    Section 4.17 Limitations on Line of Business

                  (xiii)   Section 4.18 Payments for Consent

                  (xiv) Sections 5.01(a)(iii) and (v) under Merger, Consolidation, or Sale of Assets

                  (xv)     Section 6.01(c) under Events of Default

                  (xvi)    Section 6.01(e) under Events of Default

                  (xvii)   Section 6.01(g) under Events of Default

                  (xviii)  Section 6.01(h) under Events of Default

                  (xix)    Section 6.01(i) under Events of Default



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                  (xx)     Section 6.01(j) under Events of Default

          b) Certain terms defined in Article 1 of the Indenture shall be deemed deleted when references to such terms would be eliminated as a result of the foregoing amendments.

2. Indenture

         Except as specifically amended, supplemented or deleted by this First Supplemental Indenture, all provisions of the Indenture as originally executed by the Company, the Guarantors and the Trustee shall remain in full force and effect and such Indenture is hereby ratified, confirmed and approved. The Indenture and this First Supplemental Indenture shall be construed as one and the same instrument.

3. Successors.

         All of the covenants, agreements and other provisions set forth in this First Supplemental Indenture made by or on behalf of or relating to the Company, the Guarantors or the Trustee shall bind and inure to the benefit of their successors and assigns.

4. Counterparts

         This First Supplemental Indenture may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5. Titles and Section Headings

         The titles of the Section headings herein are for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

6. Recitals

         The recitals contained herein shall be taken as the statements of the Company only, and the Trustee assumes no responsibility for their correctness or for the sufficiency or validity of this First Supplemental Indenture.

7. Governing Law

         The First Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date and year first above written.

                                   AMERICAN CELLULAR CORPORATION



                                   By: /s/ EVERETT R. DOBSON
                                      ----------------------------------
                                      Name: Everett R. Dobson
                                      Title: President


                                   ACC ACQUISITION, LLC, as parent
                                   Guarantor



                                   By: /s/ EVERETT R. DOBSON
                                      ----------------------------------
                                      Name: Everett R. Dobson
                                      Title: President and Manager


                              ACC of Kentucky LLC, ACC Kentucky License LLC, ACC of Michigan Corporation, ACC Michigan License LLC, ACC of Minnesota Corporation, ACC Minnesota License LLC, ACC New York I License LLC, ACC New York II License LLC, ACC New York III License LLC, ACC of Ohio Corporation, ACC Ohio License LLC, ACC of Pennsylvania LLC, ACC Pennsylvania License LLC, ACC of Tennessee LLC, ACC Tennessee License LLC, ACC of Wausau Corporation, ACC Wausau License LLC, ACC of West Virginia Corporation, ACC West Virginia License LLC, ACC of Wisconsin LLC, ACC Wisconsin License LLC, Alexandra Cellular Corporation, American Cellular Wireless LLC, Chill Cellular Corporation, Dutchess County Cellular Telephone Co., Inc., PCPCS Corporation, Alton Celltelco Cellular Corporation, as Subsidiary Guarantors.


                                   By: /s/ BRUCE R. KNOOIHUIZEN
                                      ----------------------------------
                                      Name: Bruce R. Knooihuizen
                                      Title: Authorized Representative


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                                   BANK OF OKLAHOMA, N.A.,
                                   as Trustee


                                   By: /s/ TIM COOK
                                      ----------------------------------
                                      Name:  Tim Cook
                                      Title: Vice President